Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

Lixiang Education Holding Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price (2)(3)		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, US$0.0001 par value per share, as represented by American Depositary Shares.	Rule 457(c)	1,800,000,000	(4)	US$	0.019	US$	34,200,000	US$	0.0001531	US$	5236.02
Fees Previously Paid	-	-	-	-			-		-		-		-
Total Offering Amounts								US$	34,200,000			US$	5236.02
Total Fees Previously Paid												US$	0.00
Total Fee Offsets												US$	0.00
Net Fee Due												US$	5236.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Class A ordinary shares, par value US$0.0001 per share, or Class A Ordinary Shares as represented by American Depositary Shares, or ADSs, registered hereby also include an indeterminate number of additional Class A Ordinary Shares to be issues as a result of share splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

(3)	The Registrant will not receive any proceeds from the sale of its ADSs by the selling shareholders.

(4)	Consists of 1,800,000,000 Class A Ordinary Shares represented by 18,000,000 ADSs. All 18,000,000 ADSs are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1.